Exhibit 99.2

LTC Announces Commitments for a New Unsecured Credit Facility

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--March 21, 2011--LTC Properties, Inc. (NYSE:LTC) announced today that it had received commitments for a new $200.0 million, four-year unsecured credit facility.

The following banks have provided the Company with commitments of $50.0 million each for the new facility: Bank of Montreal, Chicago Branch as Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Joint Book Runner, KeyBanc Capital Markets Inc., as Syndication Agent, Co-Lead Arranger and Joint Book Runner, Royal Bank of Canada as Co-Documentation Agent and RBC Capital Markets as Co-Lead Arranger and Joint Book Runner and Wells Fargo Bank, National Association as Co-Documentation Agent and Wells Fargo Securities, LLC as Co-Lead Arranger and Joint Book Runner.

The Company expects that the new unsecured credit agreement will provide for a revolving line of credit with no scheduled maturities other than the maturity date in 2015, and will allow the Company to borrow at the same interest rates applicable to borrowings under its existing credit agreement. The Company’s current interest rate is 150 basis points over LIBOR. As of March 18, 2011, the Company had $82.5 million outstanding under the current unsecured credit agreement that matures in July 2011. The new facility is subject to lender due diligence, definitive documentation and closing requirements, which include amendments to the Company’s existing senior unsecured term notes. The Company anticipates completing documentation within the next 30 days.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, EVP & CFO
805-981-8655